As filed with the Securities and Exchange Commission on December 5, 2022

Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________
NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	74-2897368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way Fort Myers, Florida	33912
(Address of Principal Executive Offices)	(Zip Code)

NeoGenomics, Inc. Stand-Alone Inducement Restricted Stock Agreement
NeoGenomics, Inc. Stand-Alone Inducement Stock Option Agreement
(Full title of the plan)

Christopher M. Smith
Director and Chief Executive Officer
9490 NeoGenomics Way
Fort Myers, Florida 33912
Telephone: (239) 768-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an “emerging growth company”. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Smaller reporting company ☐
Non-accelerated filer ☐	Emerging growth company ☐
Accelerated filer ☐
(Do not check if a smaller reporting company)
If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents have been previously filed by NeoGenomics, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) and are hereby incorporated by reference into this registration statement and shall be deemed a part hereof:
(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022;
(b) The Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 9, 2022, August 9, 2022 and November 8, 2022, respectively;
(c) our Current Reports on Form 8-K filed with the SEC on January 19, 2022, March 9, 2022, March 28, 2022, April 25, 2022, May 6, 2022, May 11, 2022 (as amended by that Form 8-K/A filed with the SEC on July 18, 2022), June 3, 2022, July 21, 2022, August 12, 2022, October 20, 2022, November 7, 2022 (other than any exhibits furnished thereon), and November 18, 2022;
(d) The description of our Common Stock contained in the registration statement on Form 8-A (Registration No. 000-54384), filed with the SEC under Section 12(g) of the Exchange Act on May 2, 2011, as updated by the description of our Common Stock set forth in the Prospectus Supplement to our Registration Statement No. 333-186067 filed with the SEC pursuant to Rule 424(b)(5) on February 28, 2013, and any amendment or report filed with the SEC for the purpose of updating the description; and
All reports and other documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers.
Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.
Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.
Our Articles of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation and bylaws provide that we shall indemnify and advance expenses to our currently acting and former directors to the fullest extent permitted by the Nevada Revised Statutes and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with law.
The articles and bylaws provide that we will indemnify our directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with us. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Snell & Wilmer, L.L.P.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Snell & Wilmer, L.L.P. (incorporated from Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
99.1	Form of Stand-Alone Inducement Restricted Stock Agreement
99.2	Form of Stand-Alone Inducement Stock Option Agreement
107	Filing Fee Table

Item 9. Undertakings
1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, as of the 5th day of December 2022.

NEOGENOMICS, INC.

By:	/s/ Christopher M. Smith
Name:	Christopher M. Smith
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of NeoGenomics, Inc., do hereby constitute and appoint Christopher M. Smith our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated below:

Signatures	Title(s)	Date

/s/ Christopher M. Smith	Director and Chief Executive Officer	December 5, 2022
Christopher M. Smith	(Principal Executive Officer)

/s/ William B. Bonello	Chief Financial Officer	December 5, 2022
William B. Bonello	(Principal Financial Officer)

/s/ Cynthia J. Dieter	Chief Accounting Officer	December 5, 2022
Cynthia J. Dieter	(Principal Accounting Officer)

/s/ Lynn A. Tetrault	Chair of the Board	December 5, 2022
Lynn A. Tetrault

/s/ Bruce K. Crowther	Director	December 5, 2022
Bruce K. Crowther

/s/ David J. Daly	Director	December 5, 2022
David J. Daly

/s/ Alison L. Hannah	Director	December 5, 2022
Alison L. Hannah

/s/ Stephen M. Kanovsky	Director	December 5, 2022
Stephen M. Kanovsky

/s/ Michael A. Kelly	Director	December 5, 2022
Michael A. Kelly

/s/ David B. Perez	Director	December 5, 2022
David B. Perez

/s/ Rachel A. Stahler	Director	December 5, 2022
Rachel A. Stahler